UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 27, 2015

Piedmont Office Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34626

Maryland	58-2328421
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11695 Johns Creek Parkway
Suite 350
Johns Creek, GA 30097-1523
(Address of principal executive offices, including zip code)

770-418-8800
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On March 27, 2015, Piedmont Operating Partnership, LP (“Piedmont OP”), a consolidated subsidiary of Piedmont Office Realty Trust, Inc. (the “Registrant”), entered into a $170 million unsecured term loan facility (the “$170 Million Unsecured Term Loan”) with J.P. Morgan Securities LLC, U. S. Bank National Association, and SunTrust Robinson Humphrey, Inc., serving together as co-lead arrangers and book managers; JPMorgan Chase Bank, N. A., serving as agent; U.S. Bank National Association, serving as syndication agent; and SunTrust Bank, serving as documentation agent. Piedmont OP paid customary arrangement and upfront fees to the lenders in connection with the closing of the facility. The term of the $170 Million Unsecured Term Loan is approximately three years with a maturity date of May 15, 2018; however, Piedmont OP may prepay the $170 Million Unsecured Term Loan, in whole or in part, at any time without premium or penalty. Piedmont has no additional debt maturities in 2018.
The $170 Million Unsecured Term Loan has the option to bear interest at varying levels based on (i) the London Interbank Offered Rate (“LIBOR”) or Base Rate, defined as the greater of the prime rate, the federal funds rate plus 0.5%, or LIBOR for a one-month period plus 1%, (ii) the credit rating levels issued for the Registrant, and (iii) for LIBOR loans, an interest period selected by Piedmont OP of one, two, three, or six months, or to the extent available from all lenders in each case, one year or periods of less than one month. The stated interest rate spread over LIBOR can vary from 0.9% to 1.75% based upon the then current credit rating of the Registrant. As of the closing of the $170 Million Unsecured Term Loan, the current stated interest rate spread on the loan was 1.125%.
Under the $170 Million Term Loan, the Registrant is subject to certain financial covenants that require, among other things, the maintenance of an unencumbered interest coverage ratio of at least 1.75, an unencumbered leverage ratio of at least 1.60, a fixed charge coverage ratio of at least 1.50, a leverage ratio of no more than 0.60, and a secured debt ratio of no more than 0.40.
The foregoing does not purport to be a complete description of the terms of the $170 Million Unsecured Term Loan and is qualified in its entirety by reference to the $170 Million Unsecured Term Loan agreement, which is attached as Exhibit 10.1 hereto.

Item 8.01.    Other Events.

In conjunction with its ongoing debt laddering strategy, on March 24, 2015, Piedmont entered into a forward starting interest rate swap for a potential 2016 financing in the notional amount of $50 million, bringing the total notional amount of forward starting interest rate swaps for planned 2016 financing activity to $250 million. These forward starting interest rate swaps effectively fix the U.S. Treasury component for a potential 2016 ten year financing at 2.20%. Additionally, Piedmont has $250 million in notional amount of forward starting interest rate swaps that effectively fix the U.S. Treasury component for a potential 2015 seven year financing at 2.05%. Piedmont currently has no debt maturities in 2022 or 2026.

Item 9.01.    Financial Statements and Exhibits

(d)     Exhibits:

Exhibit No.	Description
10.1
Term Loan Agreement, dated as of March 27, 2015, among Piedmont Operating Partnership, LP, as Borrower, Piedmont Office Realty Trust, Inc., as Parent, JP Morgan Securities, LLC, U.S. Bank National Association and SunTrust Robinson Humphrey, Inc., as Co-Lead Arrangers and Book Managers; JPMorgan Chase Bank, as Agent; U.S. Bank National Association, as Syndication Agent; SunTrust Bank, as Documentation Agent; and the financial institutions initially signatory thereto and their assignees, as Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Office Realty Trust, Inc.

Date: April 2, 2015	By:	/s/ Laura P. Moon
Laura P. Moon
Chief Accounting Officer and Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
10.1
Term Loan Agreement, dated as of March 27, 2015, among Piedmont Operating Partnership, LP, as Borrower, Piedmont Office Realty Trust, Inc., as Parent, JP Morgan Securities, LLC, U.S. Bank National Association and SunTrust Robinson Humphrey, Inc., as Co-Lead Arrangers and Book Managers; JPMorgan Chase Bank, as Agent; U.S. Bank National Association, as Syndication Agent; SunTrust Bank, as Documentation Agent; and the financial institutions initially signatory thereto and their assignees, as Lenders